Exhibit 2.1

RT Lithium Limited

Tianqi Group HK Co., Limited

Leader Investment Corporation

Windfield Holdings Pty Ltd

Amended and Restated Acquisition Agreement

Acquisition of shares in the capital of Windfield Holdings Pty Ltd

Allens

QV.1 Building

250 St Georges Terrace

Perth  WA  6000

Tel  +61 8 9488 3700

Fax  +61 8 9488 3701

www.allens.com.au

©  Allens, Australia 2014

Allens is an independent partnership operating in alliance with Linklaters LLP.

Amended and Restated Acquisition Agreement

Contents

1	Definitions and Interpretation	1

2	Conditions Precedent	7

3	Sale and Purchase of Shares	9

4	Pre-Completion Matters	10

5	Completion	11

6	Purchase Price	12

7	Mutual Warranties	13

8	Seller’s Warranties and Tax Indemnity	13

9	Rockwood UK’s Right to Terminate	20

10	Windfield Shareholders Agreement	20

11	Loan Agreements	21

12	Personal Liability	21

13	Operation of this Agreement	21

14	General PPSA Provisions	21

15	GST	22

16	Confidentiality	22

17	Notices	24

18	General	25

Schedule 1 — Mutual Warranties		27

Schedule 2 — Title Warranties		28

Schedule 3 — Business Warranties		29

Schedule 4 — Disclosure Material		33

i

This agreement, originally made on 29 November 2013, is amended and restated on 31 March 2014 (the Amendment Date)

Parties

1              RT Lithium Limited (Company no. 08785002), incorporated in England and Wales, of 400 Capability Green, Luton, Bedfordshire, England, LU1 3AE, United Kingdom (Rockwood UK).

2              Tianqi Group HK Co., Limited (Hong Kong Companies Registry no. 1778886), incorporated in Hong Kong, of Room B, 14th Floor, Wah Hen Commercial Centre, 383 Hennessy Road, Wanchai, Hong Kong, China (Tianqi HK).

3              Leader Investment Corporation, incorporated in China, of 25th Floor, New Poly Plaza, 1 Chaoyangmen Beidajie, Dongcheng, Beijing 100010, China (Leader).

4              Windfield Holdings Pty Ltd (ACN 160 456 164) of Level 4, 37 St Georges Terrace, Perth WA 6000, Australia (Windfield).

Recitals

A             Tianqi HK is the registered holder and beneficial owner of the Tianqi Shares, which comprise approximately 65% of all shares in the capital of Windfield. Leader is the registered holder and beneficial owner of the Leader Shares, which comprise approximately 35% of all shares in the capital of Windfield.

B             The Tianqi Shares include the Tianqi Sale Shares, which comprise approximately 14% of all shares in the capital of Windfield. The Tianqi Sale Shares and the Leader Shares together comprise approximately 49% of all shares in the capital of Windfield.

C             The parties agreed to implement certain transaction steps the effect of which will be that Leader ceases to be a shareholder in Windfield, Tianqi HK reduces its shareholding in Windfield to 51% and Rockwood UK acquires a shareholding in Windfield of 49%.

D             The parties have agreed, in lieu of the transaction steps previously agreed, to implement the transaction by Tianqi HK and Leader selling the Tianqi Sale Shares and the Leader Shares (respectively) to Rockwood UK, and Rockwood UK buying the Tianqi Sale Shares and the Leader Shares from Tianqi HK and Leader.

E             The parties have agreed to amend and restate this agreement on the following terms in order to give effect to the changes in the implementation of the transaction and certain other requested changes.

It is agreed as follows.

1             Definitions and Interpretation

1.1          Definitions

The following definitions apply unless the context requires otherwise.

Accounting Standards means the requirements of the Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group, the requirements of the Corporations Act in relation to the preparation and content of accounts and, to the extent that any matter is not covered by them, means generally accepted accounting principles applied from time to time in Australia for companies similar to Windfield.

Accounts Date means 30 June 2013.

ASIC means the Australian Securities and Investments Commission.

Business means the business carried on by the Windfield Group.

Business Day means a day which is not a Saturday, Sunday, or a public holiday in Beijing, Chengdu, Frankfurt, New York or Perth.

Business Warranty each of the representations and warranties by Tianqi HK in favour of Rockwood UK set out in Schedule 3.

Claim means any claim, demand, legal proceeding or cause of action including any claim, demand, legal proceeding or cause of action:

(a)           based in contract (including breach of warranty);

(b)           based in tort (including misrepresentations or negligence);

(c)           under common law; or

(d)           under statute (including the Australian Consumer Law (as contained in Schedule 2 of the Competition and Consumer Act 2010 (Cth) or as applying under any State or Territory fair trading legislation)), whether present, unascertained, immediate, future or contingent and in any way relating to this agreement, any Windfield Shares, or any document entered into or given pursuant to this agreement.

Completion means completion of the sale and purchase of the Tianqi Sale Shares and the Leader Shares as provided in clause 5.

Completion Date means the date that is 10 Business Days after the date on which all Conditions Precedent have been fulfilled, or such other date as the parties may agree.

Conditions Precedent has the meaning given in clause 2.1.

Consolidated Group has the meaning given in the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth).

Corporations Act means the Corporations Act 2001 (Cth).

Deed of Cross Security means the deed of cross security to be entered into on or about the Completion Date between Tianqi HK or Tianqi Listco UK (as applicable based on which of them will hold the Tianqi Shares, other than the Tianqi Sale Shares, immediately after Completion) and Rockwood UK.

Disclosure Material means an item of information, communication or disclosure contained in any of the categories of information referred to in Schedule 4.

End Date means 31 May 2014 or such later date as the parties may agree.

Estimated Net Cash Amount means Windfield’s estimate of the Net Cash Amount as notified by Windfield under clause 4.4(a) or such other amount as may be agreed between the parties.

Estimated Purchase Price means an amount per Sale Share calculated by reference to the following formula:

(US$970 million + the Estimated Net Cash Amount) / total Windfield Shares on issue immediately prior to Completion

Finance Debt means indebtedness (whether actual or contingent) in respect of money borrowed or raised or other financial accommodation. It includes indebtedness under or in respect of:

(a)           a guarantee of Finance Debt or a guarantee given to a financier;

(b)           a finance lease;

(c)           a swap, option, hedge, forward, futures or similar transaction;

(d)           an acceptance, endorsement or discounting arrangement;

(e)           a redeemable share or redeemable stock; or

(f)            the deferred purchase price (for more than 90 days) of an asset or service,

or an obligation to deliver assets or services paid for in advance by a financier or otherwise relating to a financing transaction.

Government Agency means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a recognised securities exchange.

Independent Accountant means a person of appropriate reputation, standing and relevant experience in accounting who has no direct or indirect personal interest in the outcome of the dispute or the issue in respect of which they are consulted pursuant to this agreement, agreed by the parties or failing agreement within five Business Days of the parties commencing discussions to select an Independent Accountant, nominated by the President of The Institute of Arbitrators & Mediators Australia at the request of a party.

Leader means Leader Investment Corporation, incorporated in China.

Leader Non-Voting Shares means the 195,127,661 class B non-voting shares in the capital of Windfield together with the benefit of all rights (including dividend rights) attached or accruing to those shares as at the date of this agreement.

Leader Shares means the Leader Non-Voting Shares and the Leader Voting Shares.

Leader Voting Shares means the 96,831,359 class B ordinary shares in the capital of Windfield together with the benefit of all rights (including dividend rights) attached or accruing to those shares as at the date of this agreement.

Liabilities means debts, obligations, liabilities, losses, expenses, costs and damages of any kind and however arising, including penalties, fines, and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Material Adverse Effect, in relation to the Windfield Group, means any event, change, matter, thing or condition which individually or when aggregated with other such events, changes, matters, things or conditions has had, or is reasonably likely to have, the effect of a diminution in:

(a)           the consolidated net assets of Windfield by A$20 million or more; or

(b)           consolidated earnings of Windfield before interest, tax, depreciation and amortisation by A$6 million or more for the 12 month period commencing on the date after the date on which the event, change, matter, thing or condition occurs provided that the event, change, matter, thing or condition is likely to persist and is incapable of being (or reasonably unlikely to be) rectified or off-set over a reasonable period of time.

Mining Tenement means each of the following mining tenements granted under the Mining Act 1978 (WA):

(a)           mining leases M01/02, M01/03, M01/04, M01/05, M01/06, M01/07, M01/08, M01/09, M01/10, M01/11, M01/16, M01/18 and M70/765;

(b)           miscellaneous licence L01/01; and

(c)           general purpose leases G01/01 and G01/02.

Mutual Warranty each of the representations and warranties by a party in favour of each other party set out in Schedule 1.

Net Cash Amount means:

(a)           the cash and cash equivalents of the Windfield Group (excluding Trapped Cash); less

(b)           the outstanding Finance Debt of the Windfield Group (which, for the avoidance of doubt, will not include any guarantee or third party security given by any Windfield Group Entity which are to be released with effect from Completion); less

(c)           the Relevant Windfield Liability,

as at Completion calculated on a consolidated basis in accordance with the Accounting Standards.

Option Agreement means the option agreement dated 29 November 2013 between Rockwood Specialties Group GmbH, Tianqi and Rockwood Lithium GmbH.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSA Security Interest has the meaning given to the term ‘security interest’ in the PPSA.

PRC Accounting Standards means the requirements of the financial reporting standards and interpretations for business enterprises issued by the China Accounting Standards Committee of the Ministry of Finance of the People’s Republic of China (财政部).

Purchase Price means an amount per Sale Share calculated by reference to the following formula:

Estimated Purchase Price + ((Net Cash Amount – Estimated Net Cash Amount) / total Windfield Shares on issue immediately prior to Completion)

Relevant Windfield Liability means Windfield’s landholder duty Liability in respect of its acquisition of Talison, to the extent not discharged prior to Completion.

Representative, in relation to a person, means an officer, employee, agent or adviser of that person.

Respective Portion, in relation to:

(a)           Tianqi HK, means 14/49; or

(b)           Leader, means 35/49,

each expressed as a percentage.

Rockwood means Rockwood Holdings, Inc., incorporated in Delaware, and each of its subsidiaries, and Rockwood Group Entity means any one of them.

Sale Share means a Leader Share or a Tianqi Sale Share.

Section 255 Notice means a notice pursuant to section 255 of the Income Tax Assessment Act 1936 (Cth).

Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind. It includes:

(a)           anything which gives a creditor priority to other creditors with respect to any asset; and

(b)           retention of title (other than in the ordinary course of day-to-day trading) and a deposit of money by way of security.

Seller, in relation to:

(a)           the Tianqi Sale Shares, means Tianqi HK; and

(b)           the Leader Shares, means Leader.

Specified Clause means each of clauses 1, 2, 7, 11, 12, 15, 16, 17 and 18 (other than clause 18.6).

Talison means Talison Lithium Pty Ltd (ACN 140 122 078).

Talison Accounts means the audited condensed consolidated statements of comprehensive income, financial position, changes in equity and cashflows of Talison as at and for the three months ended the Accounts Date.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding that is levied or imposed by a Governmental Agency, and any related interest, penalty, charge, fee or other amount.

Tax Claim means any Claim under or in relation to or arising out of any of the Tax Warranties or clause 8.6.

Tax Warranty means each of the representations and warranties by Tianqi HK in favour of Rockwood UK set out in section 9 of Schedule 3.

Taxation Authority means any Government Agency, and any person, agency or office having the administration of any Tax or Taxes.

Third Party Claim has the meaning given to it in clause 8.10.

Tianqi means Chengdu Tianqi Group Co., Ltd., incorporated in China.

Tianqi Group means Tianqi and each of its subsidiaries, and Tianqi Group Entity means any one of them.

Tianqi Listco means Sichuan Tianqi Lithium Industries, Inc., incorporated in China.

Tianqi Listco UK means Tianqi UK Limited (UK Company No. 08960607) incorporated in England and Wales.

Tianqi Sale Shares means 38,732,544 class A ordinary shares and 78,645,867 class A non-voting shares, each in the capital of Windfield together with the benefit of all rights (including dividend rights) attached or accruing to those shares as at the date of this agreement or, if later, the date of their issue.

Tianqi Shares means 179,829,668 class A ordinary shares and 363,593,825 class A non-voting shares, each in the capital of Windfield.

Title Warranty means each of the representations and warranties by Tianqi HK or Leader in favour of Rockwood UK set out in Schedule 2.

Trapped Cash means cash or cash equivalents that are not readily available to finance the operations of the Windfield Group, in particular, any cash or cash equivalents:

(a)           that a Windfield Group Entity is required to hold for contractual or regulatory purposes;

(b)           held in escrow accounts, regardless of whether such escrow accounts are held in the name of a Windfield Group Entity or by third parties for the benefit of a Windfield Group Entity;

(c)           held by a Windfield Group Entity for the benefit any third parties, including any Representative; or

(d)           the release of which requires the consent of a Government Agency.

Warranty means a Business Warranty (including a Tax Warranty), Mutual Warranty or Title Warranty.

Windfield Accounts means the consolidated balance sheet of Windfield as at the Accounts Date.

Windfield Group means Windfield and each of its subsidiaries, and Windfield Group Entity means any of them.

Windfield Share means a share in the capital of Windfield.

Windfield Shareholders Agreement means the shareholders agreement dated 25 February 2013, as amended and restated on 20 March 2013, between Leader, Tianqi, Tianqi HK, Windfield and, by a deed of accession dated 17 April 2013, Talison, in relation to the Windfield Group.

1.2          Interpretation

Headings are for convenience only and do not affect interpretation.

(a)           Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(b)           Nothing in this agreement is to be interpreted against a party solely on the ground that the party put forward this agreement or any part of it.

The following rules apply unless the context requires otherwise.

(c)           The singular includes the plural, and the converse also applies.

(d)           A gender includes all genders.

(e)           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(f)            A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(g)           A reference to a clause or Schedule is a reference to a clause of, or Schedule to, this agreement.

(h)           A reference to an agreement or document (including a reference to this agreement) is to the agreement or document as amended, supplemented, novated or replaced except to the extent prohibited by this agreement or that other agreement or document.

(i)            A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form.

(j)            A reference to a party to this agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(k)           A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(l)            A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(m)          Unless specified otherwise, a reference to dollars and $ is to currency of the United States of America.

(n)           A reference to time is to Perth time.

(o)           A reference to the date of this agreement is to 29 November 2013.

1.3          Related bodies corporate

(a)           An entity is a related body corporate of a person if it is a holding company, a subsidiary or another subsidiary of a holding company of that person.

(b)           An entity is a subsidiary of another person (its holding company) if that person, whether directly or indirectly through one or more other subsidiaries:

(i)            holds a majority of the voting rights in it;

(ii)           is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(iii)          is a member or shareholder of it and controls alone, or pursuant to an agreement with other members or shareholders, a majority of the voting rights in it; or

(iv)          has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors or other officers are obliged to comply.

(c)           In respect of the use of the terms related body corporate, holding company and subsidiary in this agreement only, no Windfield Group Entity is a related body corporate of Tianqi and vice versa, such that Tianqi is not a holding company of a Windfield Group Entity and no Windfield Group Entity is a subsidiary of Tianqi.

1.4          Several liability

Any obligation or liability imposed on a party under this agreement is an obligation or liability imposed on each of them severally (and not jointly or jointly and severally).

1.5          Consents or approvals

If the doing of any act, matter or thing under this agreement is dependent on the consent or approval of a party or is within the discretion, or subject to the acceptance of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless expressly provided otherwise.

1.6          Payments

(a)           If a party is required to pay an amount under this agreement, it must pay the amount by direct deposit of cleared funds to a bank account, the details of which are notified by the payee at least five Business Days before the due date for payment.

(b)           Subject to clause 8.15, a party may deduct, withhold or retain from any payment to another party in relation to this agreement any amount the party believes (acting reasonably and based on appropriate professional advice) it is required by any Government Agency to deduct, withhold or retain or is otherwise required by law to deduct, withhold or retain and the party’s conduct will constitute full discharge of its obligation to make the payment to the extent of that withholding amount.

2             Conditions Precedent

2.1          Conditions precedent

Clauses 3 and 5 will not bind the parties and Completion will not proceed unless and until the following conditions (the Conditions Precedent) are fulfilled in accordance with this agreement.

(a)           (FIRB) The Treasurer of the Commonwealth of Australia:

(i)            not being or ceasing to be empowered to make an order under Part II of the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of the acquisition by Rockwood UK of the Tianqi Sale Shares and the Leader Shares and the acquisition by Tianqi HK or Tianqi Listco UK (as applicable) and Rockwood UK of the Security Interests contemplated by the Deed of Cross Security; or

(ii)           giving Tianqi HK or Tianqi Listco UK (as applicable) and Rockwood UK advice in writing of a decision by the Treasurer that the Commonwealth Government has no objection to the acquisitions referred to in paragraph (i) on conditions (if any) acceptable to Tianqi HK or Tianqi Listco UK (as applicable) and Rockwood UK and, to the extent such conditions impose any restriction or obligation on Leader, Leader (each acting reasonably), whichever first occurs.

(b)           (Competition clearance) The German Federal Cartel Office (Bundeskartellamt) or its successor body giving the relevant Rockwood Group Entity all clearances or authorisations which are necessary under the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) in respect of the acquisitions by Rockwood UK referred to in paragraph (a)(i) on conditions (if any) acceptable to Rockwood UK (acting reasonably).

2.2          Parties must co-operate

(a)           Each party must co-operate with the other and do all things reasonably necessary to procure that the Conditions Precedent are fulfilled as soon as reasonably possible, and in any event on or before the End Date.

(b)           If information containing any references to Leader (other than the mere fact that Leader is selling its shares under this agreement and the terms of such sale) is proposed to be disclosed to the Foreign Investment Review Board in connection with clause 2.1(a) or to the German Federal Cartel Office (Bundeskartellamt) or its successor body in connection with clause 2.1(b), the parties agree that, to the extent permissible by law and reasonably practicable, Leader will be permitted to review and approve the content of such information prior to the disclosure provided that in all instances where information contains any references to Leader, the parties will provide Leader with an advance draft of any such proposed disclosure and consider in good faith any reasonable comments provided by Leader in relation to such proposed disclosure.

(c)           Without limiting the generality of clause 2.2(a):

(i)            each of Rockwood UK and Tianqi HK must or must procure that all necessary and appropriate applications in relation to the Conditions Precedents in clauses 2.1(a) and (b) are made as soon as possible (and in any event within four Business Days of the Amendment Date) and all necessary and appropriate information is supplied promptly for the purpose of enabling those Conditions Precedent to be fulfilled;

(ii)           no party may take any action that would or would be likely to prevent or hinder the fulfilment of the Conditions Precedent; and

(iii)          each party must keep the other parties informed in a timely manner of the status of any discussions or negotiations with relevant third parties regarding the Conditions Precedent and promptly notify the others parties on becoming aware of the fulfilment of any Condition Precedent or of any Condition Precedent becoming incapable of being fulfilled.

2.3          Waiver

(a)           The Condition Precedent in clause 2.1(a), as it relates to the acquisition by Rockwood UK of the Tianqi Sale Shares and the Leader Shares, and the Condition Precedent in clause 2.1(b) cannot be waived.

(b)           The Condition Precedent in clause 2.1(a), as it relates to the acquisition of any Security Interest, is for the benefit of the party who is to acquire that Security Interest and can only be waived by that party or, in the case of Tianqi Listco UK, by Tianqi HK.

2.4          Termination before Completion

(a)           Subject to paragraph (b), a party may terminate this agreement before Completion by giving a notice to the other parties if any Condition Precedent is not fulfilled, or becomes incapable of being fulfilled, on or before the End Date unless, if the Condition Precedent is capable of being waived, it is waived.

(b)           A party may only terminate this agreement under this clause 2.4, if it has complied in all material respects with its obligations under clause 2.2 in respect of the Conditions Precedent that have not at that time been fulfilled.

(c)           If this agreement is terminated under paragraph (a), except for this clause 2.4 and the Specified Clauses, this agreement will be null and void and of no effect.

(d)           If this agreement is terminated under paragraph (a) and, at the time, the Condition Precedent in clause 2.1(b) is not fulfilled or is incapable of being fulfilled, Rockwood UK must pay the costs, fees and expenses (including the costs, fees and expenses of legal, accounting, financial and other advisors)  incurred by a Seller in connection with the transactions contemplated by this agreement (both in its original form and as now amended and restated) within five Business Days of demand by that Seller.

3             Sale and Purchase of Shares

3.1          Sale and Purchase of Tianqi Sale Shares

(a)           Tianqi HK, as legal and beneficial owner, agrees to sell the Tianqi Sale Shares free from all Security Interests, and Rockwood UK agrees to buy the Tianqi Sale Shares, for the Purchase Price on the terms set out in this agreement.

(b)           Title to, and property in, the Tianqi Sale Shares:

(i)            until Completion, remains solely with Tianqi HK; and

(ii)           subject to the provisions of this agreement, passes to Rockwood UK with effect from Completion.

3.2          Sale and purchase of the Leader Shares

(a)           Leader, as legal and beneficial owner, agrees to sell the Leader Shares free from all Security Interests, and Rockwood UK agrees to buy the Leader Shares, for the Purchase Price on the terms set out in this agreement.

(b)           Title to, and property in, the Leader Shares:

(i)            until Completion, remains solely with Leader; and

(ii)           subject to the provisions of this agreement, passes to Rockwood UK with effect from Completion.

4             Pre-Completion Matters

4.1          Sellers’ pre-Completion obligations

Prior to the Completion Date, except as expressly disclosed in this agreement or consented to by Rockwood UK, Windfield must:

(a)           conduct the Business only in the ordinary course (including maintenance of the Windfield Group’s existing insurance coverage) and in compliance with the budget and business plan which forms part of the Disclosure Material and applicable law; and

(b)           not implement any Special Majority Matter (as that term is defined in the shareholders agreement dated on or about the Amendment Date between Tianqi, Tianqi HK, Tianqi Listco, Tianqi UK Limited, Rockwood UK and Windfield (the Shareholders Agreement) except the appointment of KPMG as auditor and the entry into the agreements contemplated by clauses 15.1(c)(ii) and 15.2(c)(ii) of the Shareholders Agreement.

4.2          Access

Prior to Completion, Windfield must permit Rockwood UK and its appropriate Representatives during normal business hours to:

(a)           enter any premises from which the Business is conducted for the purpose of viewing the manner in which the Business is conducted, accompanied by a representative of Windfield; and

(b)           have reasonable access to all books of account, books, records, contracts, commitments and property of or relating to the Windfield Group as Rockwood UK may reasonably request.

4.3          Conditions of access

Rockwood UK may only exercise its right of access under clause 4.2 if:

(a)           it has provided Windfield with reasonable prior notice of the access that it requires (including the identity of the persons who are to exercise that right of access on its behalf);

(b)           the access will not, in the reasonable opinion of Windfield, interfere with the conduct of the Business; and

(c)           it agrees to comply with Windfield’s reasonable requirements and directions in relation to that access.

Any exercise of the right of access under clause 4.2 by Rockwood UK or any of its Representatives is at Rockwood UK’s risk.

4.4          Notification of Estimated Net Cash Amount

(a)           Windfield must notify the other parties of its estimate of the Net Cash Amount at least five Business Days before the Completion Date. The notice must include itemised schedules which support the estimate.

(b)           Windfield must consider in good faith any issues another party has raised in relation to the calculation of the Estimated Net Cash Amount.

4.5          Notice by Rockwood UK

(a)           At least five Business Days before Completion, Rockwood UK must give the other parties a notice setting out details of up to two persons who are to be appointed from Completion as new directors of the Windfield Group Entities specified in the notice together with original signed consents to act of such persons.

(b)           Without limiting any other provision of this agreement, Rockwood UK must, five Business Days before Completion, provide written confirmation to Tianqi HK and to Leader that it is not, at the time of providing such notice, aware of any requirement by law to make any deduction or withholding for or on account of any Tax from the payment of the Purchase Price for the Tianqi Sale Shares or the Leader Shares, respectively, or, if it is aware of such requirement, to notify Tianqi HK or Leader (as applicable) in writing of the basis for such requirement. Rockwood UK also undertakes to notify Tianqi HK or Leader (as applicable) at any time if it becomes aware of any obligation to make any withholding or deduction from the payment of the Purchase Price.

5             Completion

5.1          Completion place

Completion of the sale and purchase of the Tianqi Sale Shares and the Leader Shares will take place on the Completion Date, commencing at 11am, at the offices of Allens, Level 37, QV.1 Building, 250 St Georges Terrace, Perth, Western Australia or at any other place as the parties may agree.

5.2          Obligations of Tianqi HK and Leader on Completion

At or prior to Completion:

(a)           Tianqi HK and Leader must ensure that a duly convened board meeting of Windfield is held at which a quorum of directors is present and acting throughout at which, subject to Completion:

(i)            the transfer of the Tianqi Sale Shares and the Leader Shares to Rockwood UK, including its recording in Windfield’s register of members;

(ii)           the cancellation of all then existing share certificates for the Tianqi Sale Shares and the Leader Shares; and

(iii)          the delivery by Windfield to Rockwood UK of new certificates for the Tianqi Sale Shares and the Leader Shares in the name of Rockwood UK,

are each approved;

(b)           Tianqi HK must deliver to Rockwood UK a duly executed instrument of transfer of the Tianqi Sale Shares in favour of Rockwood UK together with the certificates representing them;

(c)           Leader must deliver to Rockwood UK a duly executed instrument of transfer of the Leader Shares in favour of Rockwood UK together with the certificates representing them;

(d)           Tianqi HK must deliver to Rockwood UK evidence that Dr Sabine Funke, a notary with her office in Frankfurt am Main, has received the confirmation from Guy Alexander contemplated in the notarial deed dated 29 November 2013 (Deed Register Number 653/2013-SF), as amended, in respect of the Option Agreement;

(e)           Tianqi HK and Leader must ensure that a duly convened board meeting of each applicable Windfield Group Entity is held at which a quorum of directors is present and acting throughout at which such persons as Rockwood UK notifies under clause 4.5 are appointed as directors of the Windfield Group Entity, subject to and with effect from Completion and subject to the receipt of duly signed consents to act of such persons;

(f)            Leader must deliver to the other parties evidence that all Security Interests held by it over any Tianqi Sale Shares or any securities issued by Talison will be released on Completion and Tianqi HK must deliver to Leader and Windfield evidence that all other Security Interests over any Tianqi Sale Shares or any securities issued by Talison will be released on Completion; and

(g)           Leader must deliver to Windfield a written resignation from each director appointed or nominated by it as a director of a Windfield Group Entity.

5.3          Obligations of Rockwood on Completion

In addition to its obligations under clause 6.1, at or prior to Completion, Rockwood UK must deliver to Tianqi HK evidence that Dr Sabine Funke, a notary with her office in Frankfurt am Main, has received the confirmation from Arndt Stengel contemplated in the notarial deed dated 29 November 2013 (Deed Register Number 653/2013-SF), as amended, in respect of the Option Agreement.

5.4          Simultaneous obligations at Completion

In respect of Completion:

(a)           the obligations of the parties under this agreement (including under clauses 5.2, 5.3 and 6.1) are interdependent; and

(b)           unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date.

6             Purchase Price

6.1          Payment of the Estimated Purchase Prices

On the Completion Date, subject to clause 5.4, Rockwood UK must pay:

(a)           Tianqi HK’s Respective Portion of the aggregate Estimated Purchase Price to or at the direction of Tianqi HK; and

(b)           Leader’s Respective Portion of the aggregate Estimated Purchase Price to or at the direction of Leader.

6.2          Determination of the Purchase Prices

(a)           Within 10 Business Days of Completion, Windfield must give to each other party a statement (Net Cash Statement) which sets out the Net Cash Amount and includes itemised schedules which support its calculation of the Net Cash Amount.

(b)           After it has given the Net Cash Statement to a party, Windfield must permit the party and its appropriate Representatives to have reasonable access during normal business hours to all books of account and other records relating to the Windfield Group which the party may reasonably request to allow it to substantiate Windfield’s calculation of the Net Cash Amount.

(c)           Within 15 Business Days after the Net Cash Statement has been given to it, a party may notify Windfield of any change that it considers should be made to the Net Cash Amount. If no notice is given by any party within that time, then the Net Cash Amount is deemed to be agreed by the parties.

(d)           If the parties cannot agree on the Net Cash Amount within 20 Business Days after the Net Cash Statement is given, then:

(i)            a party may refer the disagreement to the Independent Accountant with a request that the Independent Accountant determine the Net Cash Amount within one month of the referral;

(ii)           the Independent Accountant will determine the procedures for determination of the Net Cash Amount; and

(iii)          the Independent Accountant is appointed as an expert and not as an arbitrator.

(e)           The decision of the Independent Accountant is conclusive and binding on the parties in the absence of manifest error.

(f)            The costs and expenses of the Independent Accountant will be borne by the parties in proportions determined by the Independent Accountant having regard to the positions taken by the parties and the relative merits of each.

(g)           If the Net Cash Amount agreed by the parties or determined by the Independent Accountant is:

(i)            greater than the Estimated Net Cash Amount, Rockwood must pay to each of Tianqi and Leader its Respective Portion of the difference between the two amounts; or

(ii)           less than the Estimated Net Cash Amount, each of Tianqi and Leader must pay its Respective Portion of the difference between the two amounts to Rockwood.

7             Mutual Warranties

(a)           Each party represents and warrants to each other party that, as at the date of this agreement, each Mutual Warranty is correct in respect of that party.

(b)           Each Mutual Warranty will remain in full force and effect after the Completion Date despite Completion.

8             Seller’s Warranties and Tax Indemnity

8.1          Tianqi HK’s Warranties

Tianqi HK represents and warrants to Rockwood UK that, except as provided in this agreement (including the disclosures in clause 8.5) or consented to by Rockwood UK, each of its Title Warranties and each Business Warranty is correct.

8.2          Leader’s Warranties

Leader represents and warrants to Rockwood UK that, except as provided in this agreement (including the disclosures in clause 8.5) or consented to by Rockwood UK, each of its Title Warranties is correct.

8.3          Other warranties and conditions excluded

Except as expressly set out in this agreement, all terms, conditions, warranties, representations and statements, (whether express, implied, written, oral, collateral, statutory or otherwise) relating to the Windfield Group, any Windfield Shares or the Business are excluded to the maximum extent permitted by law and, to the extent they cannot be excluded, each Seller disclaims all Liability in relation to them to the maximum extent permitted by law.

8.4          When Seller’s Warranties given

Each Seller’s Warranty:

(a)           is given as at the date of this agreement and as at the time immediately before Completion (except if a Seller’s Warranty refers only to one of those dates, that Seller’s Warranty is given only at that date); and

(b)           will remain in full force and effect after the Completion Date despite Completion.

8.5          Disclosures

Rockwood UK must not make a Claim and agrees that no Seller is liable (whether by way of damages or otherwise) to make any payment under or in connection with any provision of this agreement (including any Seller’s Warranty) to the extent that the Claim is based on any fact, matter or circumstance:

(a)           provided for in this agreement;

(b)           other than in respect of a Claim by Windfield against Tianqi HK under clause 8.6, relating to any Liability disclosed in or otherwise reasonably identifiable or reasonably determinable from the Disclosure Material;

(c)           other than in respect of a Claim by Windfield against Tianqi HK under clause 8.6, relating to any Liability in respect of which there is an accrual, allowance, provision or reserve for that Liability specifically;

(d)           relating to any Finance Debt or the Relevant Windfield Liability to the extent reflected in the Net Cash Amount;

(e)           other than in respect of a Claim by Windfield against Tianqi HK under clause 8.6, disclosed in or otherwise reasonably identifiable or reasonably determinable from the Disclosure Material;

(f)           other than in respect of a Claim by Windfield against Tianqi HK under clause 8.6, within the actual knowledge as at the Amendment Date of any officer of a Rockwood Group Entity (including the director of environmental and risk management of the Rockwood Group) or of any advisers of a Rockwood Group Entity to the extent currently engaged by or on behalf of a Rockwood Entity in connection with the transactions contemplated by this agreement; or

(g)           which would have been disclosed to Rockwood UK had it conducted searches prior to the date of this agreement of records relating to each relevant Windfield Group Entity open to public inspection:

(i)            maintained by ASIC;

(ii)           maintained by Landgate (the Western Australian Land Titles office);

(iii)          maintained by the Western Australian Department of Mines and Petroleum;

(iv)          maintained by the registries of the High Court of Australia, the Federal Court of Australia and the Supreme Court of Western Australia; and

(v)           on the Personal Properties Securities Register.

For the purposes of paragraph (f), a Rockwood Group Entity is not imputed with the knowledge of any information that any adviser of that Rockwood Group Entity is not permitted, by law or under confidentiality obligations binding on the relevant adviser, to disclose to the Rockwood Group Entity.

8.6          Tax indemnity

Tianqi HK must pay Windfield the following amounts:

(a)           the amount of any Tax which a Windfield Group Entity may be called upon to pay in respect of any Tax period ended before the Accounts Date and in respect of the period from the first day of the next Tax period to the Accounts Date which has not been paid prior to Completion;

(b)           the amount of any Tax which a Windfield Group Entity may be called upon to pay, deduct or withhold in respect of any payments made by any Windfield Group Entity prior to Completion; and

(c)           the amount of any duties payable by a Windfield Group Entity in respect of any document (other than this agreement) or transaction entered into prior to Completion to which any Windfield Group Entity is or has been a party or by which any Windfield Group Entity derives, has derived or will derive a benefit, but only to the extent that the aggregate of those amounts exceeds A$20.7 million.

8.7          Claims and conditions of payment

Despite any other provision of this agreement, each of the following applies in respect of this agreement.

(a)           (Notice of Claims) If Rockwood UK becomes aware of any matter or circumstance that it considers may give rise to a Claim against a Seller under or in relation to or arising out of this agreement, including a breach of a Seller’s Warranty:

(i)            it must promptly give notice of the Claim (or potential Claim) to the Seller;

(ii)           the notice must contain:

(A)          the facts, matters or circumstances that may give rise to the Claim (to the extent known to Rockwood UK); and

(B)          if it is alleged that the facts, matters or circumstances referred to in paragraph (A) constitute a breach of this agreement, including a breach of a Seller’s Warranty, the expected basis for that allegation; and

(iii)          if reasonably practicable, an estimate of the amount of the loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim.

Rockwood UK must also, on an on-going basis, keep the Seller informed of all developments.

(b)           (Time limit on Claims) Rockwood UK may not make any Claim under this agreement, including for a breach of a Seller’s Warranty, and the liability of a Seller for a Claim is absolutely barred unless:

(i)            Rockwood UK gives the Seller the notification, including full details of the Claim, in accordance with paragraph (a) within:

(A)          if the Claim is a Tax Claim, five years from Completion; or

(B)          for any other Claim, two years from Completion; and

(ii)           legal proceedings in connection with the Claim have been properly issued and validly served on the Seller, within six months after notice of the Claim is served on the Seller in accordance with paragraph (a) (but excluding any interim period that Rockwood UK and the Seller agree to suspend in order to allow for any further investigation, negotiation or mediation of the Claim), unless the Claim has been resolved between Rockwood UK and the Seller within that six-month period.

(c)           (Apportionment) The amount that Rockwood UK may recover from Tianqi HK under or in relation to or arising out of any of the Business Warranties is the total amount that would be recoverable (before the application of this paragraph (c)) multiplied by 65%.

(d)           (Maximum aggregate liability of Tianqi HK for all Claims) The maximum aggregate amount that Rockwood UK may recover from Tianqi HK (whether by way of damages or otherwise):

(i)            in respect of all Claims under or in relation to or arising out of the Business Warranties, is 25% of Tianqi HK’s Respective Portion of the aggregate Purchase Price (before the application of clause 8.12); and

(ii)           in respect of all other Claims, is 100% of Tianqi HK’s Respective Portion of the aggregate Purchase Price (before the application of clause 8.12),

provided that the maximum amount recovered by Rockwood UK in respect of all Claims under or in relation to or arising out of this agreement must never exceed the amount referred to in paragraph (ii).

(e)           (Maximum aggregate liability of Leader for all Claims) The maximum aggregate amount that Rockwood UK may recover from Leader (whether by way of damages or otherwise) in respect of all Claims under or in relation to or arising out of this agreement is 100% of Leader’s Respective Portion of the aggregate Purchase Price (before the application of clause 8.12).

(f)            (Thresholds) Other than in respect of a Claim by Windfield against Tianqi HK under clause 8.6, a Seller is not liable to make any payment (whether by way of damages or otherwise) for or in respect of any Claim:

(i)            if for any individual item (or related series of items) the amount finally adjudicated or agreed against the Seller in respect of the Claim is less than US$250,000; and

(ii)           until the total of all amounts finally adjudicated or agreed against the Seller in respect of all Claims that would, but for this paragraph (ii), be payable under paragraph (i), exceeds US$7,000,000.

(g)           (Credit) If after a Seller has made any payment to Rockwood UK for any Claim, a Rockwood Group Entity or a Windfield Group Entity receives any benefit or credit by reason of matters to which the Claim relates then Rockwood UK must immediately repay to the Seller a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit.

(h)           (No indirect loss) A Seller is not liable to make any payment in connection with this agreement (whether by way of damages or otherwise) to Rockwood UK in respect of any Claim for any indirect loss or for any:

(i)            loss of income, profits or business;

(ii)           loss of opportunity; or

(iii)          damage to goodwill and business reputation,

however arising.

(i)            (No multiple Claims) Rockwood UK is not entitled to recover from a Seller under this agreement more than once in respect of the same Liability suffered. Rockwood UK is not entitled to recover from Tianqi HK for or in respect of any Claim for a breach of a Tax Warranty to the extent the Claim relates to an amount of Tax referred to in clauses 8.6(a),

(b) or (c) (irrespective of whether the threshold in clause 8.6 had been exceeded at that time).

(j)            (General limitations) A Seller is not liable to make any payment (whether by way of payment of damages or otherwise) for any Claim to the extent that any Liability:

(i)            (contingent liability) is contingent, prospective, not ascertained or ascertainable, unless and until such Liability becomes an actual liability and is due and payable;

(ii)           (change in law or interpretation) arises from:

(A)          any legislation not in force at the date of this agreement including legislation which takes effect retrospectively;

(B)          a change in the judicial interpretation of the law in any jurisdiction after the date of this agreement; or

(C)          a change in the administrative practice of any Government Agency after the date of this agreement including any change which takes effect retrospectively;

(iii)          (change in accounting policy) would not have arisen but for a change after Completion in any accounting policy or practice of a Windfield Group Entity that applied before Completion;

(iv)          (legal costs) is not a reasonable legal cost; or

(v)           (remediable loss) is remediable, provided it is remedied to the satisfaction of Rockwood UK, acting reasonably, within one month after the Seller receives notice of the Claim in accordance with clause 8.7(a).

8.8          Purchaser’s acknowledgements

Rockwood UK acknowledges and agrees that:

(a)           except as expressly set out in this agreement, neither Seller nor their Representatives has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to any Windfield Shares, the Windfield Group, the Business, the Disclosure Material or this agreement;

(b)           without limiting paragraph (a), no representation, advice, warranty, undertaking, promise or forecast is given in relation to:

(i)            any economic, fiscal or other interpretations or evaluations by either Seller or any person acting on behalf of or associated with either Seller or any other person; or

(ii)           future matters, including future or forecast costs, prices, revenues or profits; and

(c)           without limiting paragraphs (a) or (b), and except for the statements made in this agreement (including a Seller’s Warranties), no statement or representation:

(i)            has induced or influenced Rockwood UK to enter into this agreement or agree to any or all of their terms;

(ii)           has been relied on in any way as being accurate by Rockwood UK;

(iii)          has been warranted to Rockwood UK as being true; or

(iv)          has been taken into account by Rockwood UK as being important to Rockwood UK’s decision to enter into this agreement or agree to any or all of its terms.

8.9          Statutory actions

To the maximum extent permitted by law, Rockwood UK agrees not to make and waives any right it might have to make any Claim against a Seller or any of its Representatives, whether in respect of the Seller’s Warranties or otherwise, under:

(a)           Part 7.10 of the Corporations Act;

(b)           the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(c)           the Australian Consumer Law (as contained in Schedule 2 of the Competition and Consumer Act 2010 (Cth),

or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws.

8.10        Dealing with Claims after Completion

(a)           If Rockwood UK becomes aware after Completion of any fact, circumstance or matter which could (whether alone or with any other possible fact, circumstance or matter) result in a third party making or bringing any Claim against a Windfield Group Entity that may lead to Liability on the part of a Seller (Third Party Claim), it is agreed that:

(i)            (notice) Rockwood UK must promptly give the Seller full details including details of the fact, circumstance or matter which could result in the Third Party Claim and Rockwood UK’s calculation of the loss suffered and any further related information of which Rockwood UK becomes aware;

(ii)           (mitigation) until Rockwood UK notifies the Seller in accordance with paragraph (i), it must take, and ensure each Windfield Group Entity takes, reasonable steps to mitigate any loss which may give rise to Liability on the part of the Seller;

(iii)          (no admission) Rockwood UK must not make, and ensure that no (other) Windfield Group Entity makes, any admission of liability, agreement or compromise to or with any person in relation to the fact, circumstance or matter which may result in the Third Party Claim without first consulting with and obtaining the approval of the Seller (which must not be unreasonably withheld or delayed);

(iv)          (Seller to control conduct) the Seller may, by giving notice to Rockwood UK, assume the defence of any Third Party Claim and in such a case Rockwood UK must, and must ensure that each (other) Windfield Group Entity:

(A)          at the Seller’s expense, take all action in good faith and with due diligence that the Seller acting reasonably and in consultation with Rockwood UK directs to avoid, remedy or mitigate the Third Party Claim, including legal proceedings and disputing, defending, appealing and compromising the Third Party Claim and any adjudication of it; and

(B)          give the Seller and its professional advisers reasonable access to:

(1)           the personnel and premises of the Windfield Group; and

(2)           relevant chattels, accounts, documents and records within the possession, custody or power of the Windfield Group,

to enable the Seller and its professional advisers to examine the personnel, premises, chattels, accounts, documents and records and to take copies or photographs of them at the Seller’s expense; and

(v)           (Rockwood UK to control conduct) the Seller may advise Rockwood UK that it does not want to assume the conduct of the defence of the Third Party Claim, and in such a case Rockwood UK must, and must ensure that each (other) Windfield Group Entity:

(A)          act in good faith;

(B)          act in consultation with the Seller;

(C)          provide the Seller with reasonable access to any documentation relating to the Third Party Claim; and

(D)          act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the business of the Windfield Group or the Rockwood Group.

(b)           If a Seller assumes the defence of a Third Party Claim, it must:

(i)            act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Windfield Group; and

(ii)           indemnify Rockwood UK against any costs reasonably incurred by any Windfield Group Entity in respect of action taken by them at the direction of the Seller under paragraph (a)(iv).

8.11        Taxation offset

In calculating the Liability of a Seller for any Claim account must be taken of the amount by which any Tax for which a Windfield Group Entity is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such Liability.

8.12        Reduction of Purchase Price

Any monetary compensation received by Rockwood UK from a Seller as a result of any Claim will be in reduction and refund of the Purchase Price payable to the Seller.

8.13        No Liability where breach

Without limiting the operation of any other provision of this agreement, a Seller’s Liability in respect of any breach or any Claim will be reduced or extinguished to the extent the Seller’s position is prejudiced or compromised by any breach by Rockwood UK of any provision of this agreement.

8.14        Independent limitations

Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation.

8.15        Section 255 Notices

(a)           If, prior to or following the Completion Date, a Taxation Authority serves a Section 255 Notice on Rockwood UK in respect of the Purchase Price paid or payable for the Tianqi Sale Shares, Rockwood UK must give written notice to Tianqi HK as soon as reasonably practical attaching a copy of the relevant notice. Where a Section 255 Notice is served prior to the Completion Date, Rockwood UK must retain and remit to the ATO the amount specified on the Section 255 Notice to satisfy any obligation it may have to deduct or withhold an amount from any payment to Tianqi HK on account of Taxes as required by law. Rockwood UK must promptly give Tianqi HK evidence (such as a receipt or bank transfer confirmation to the ATO) of the payment of the remitted amount to the ATO in accordance with the Section 255 Notice. If Rockwood UK makes, or is required to make, a payment to a Taxation Authority under this paragraph, but Tianqi HK considers, acting reasonably, that there are reasonable prospects of successfully challenging the Section 255 Notice, it may require Rockwood UK to take reasonable steps, at Tianqi HK’s cost, to challenge that notice. Any amount recovered by Rockwood UK as a result of that challenge, less the reasonable costs of that challenge, must be immediately refunded to Tianqi HK. For the avoidance of doubt, if Rockwood UK is required to withhold an amount under this clause, Rockwood UK will be considered to have paid the Purchase Price in full and the transaction will still complete.

(b)           If, prior to or following the Completion Date, a Taxation Authority serves a Section 255 Notice on Rockwood UK in respect of the Purchase Price paid or payable for Leader Shares, Rockwood UK must give written notice to Leader as soon as reasonably practical attaching a copy of the relevant notice. Where a Section 255 Notice is served prior to the Completion Date, Rockwood UK must retain and remit to the ATO the amount specified on the Section 255 Notice to satisfy any obligation it may have to deduct or withhold an amount from any payment to Leader on account of Taxes as required by law. Rockwood UK must promptly give Leader evidence (such as a receipt or bank transfer confirmation to the ATO) of the payment of the remitted amount to the ATO in accordance with the Section 255 Notice. If Rockwood UK makes, or is required to make, a payment under this paragraph, but Leader considers, acting reasonably, that there are reasonable prospects of successfully challenging the Section 255 Notice, it may require Rockwood UK to take reasonable steps, at Leader’s cost, to challenge that notice. Any amount recovered by Rockwood UK as a result of that challenge, less the reasonable costs of that challenge, must be immediately refunded to Leader. For the avoidance of doubt, if Rockwood UK is required to withhold an amount under this clause, Rockwood UK will be considered to have paid the Purchase Price in full and the transaction will still complete.

9             Rockwood UK’s Right to Terminate

(a)           Rockwood UK may terminate this agreement by notice to the other parties before Completion if a Seller is in breach of a Warranty and it is likely that the aggregate of all losses for which the Seller is liable under clause 7 that will be suffered by Rockwood UK resulting from that breach and all other breaches of the Seller’s Warranty exceeds US$60 million.

(b)           The right of termination under this clause is in addition to, and not limited by, any other rights and remedies of Rockwood UK against a Seller.

(c)           If Rockwood UK does not exercise its rights under paragraph (a), its other rights and remedies against a Seller will not be lost or limited in any way.

10           Windfield Shareholders Agreement

10.1        Consents to transfers

(a)           Tianqi HK consents for all purposes under the Windfield Shareholders Agreement, including clause 19.1.1 of that agreement, to the transactions contemplated by this agreement.

(b)           Leader consents for all purposes under the Windfield Shareholders Agreement, including clauses 16.3 and 19.1.1 of that agreement, to the transactions contemplated by this agreement.

(c)           Tianqi HK and Leader agree that none of clauses 19.4, 19.5, 19.6, 19.7 and 19.8 of the Windfield Shareholders Agreement apply in respect of this agreement.

10.2        Termination

Subject to and with effect on and from Completion, Tianqi HK and Leader terminate the Windfield Shareholders Agreement pursuant to clause 26.1.1 of that agreement.

11           Loan Agreements

Rockwood UK and Windfield declare that the loan agreement dated 29 November 2014 and the subscription loan agreement dated 29 November 2014 between them are void ab initio.

12           Personal Liability

The parties agree that:

(a)           no existing or former Representative of a party or Tianqi Listco or any related body corporate of a party or Tianqi Listco as at the date of this agreement or Completion will bear any Liability to any other party or any related body corporate of any other party in respect of this agreement or the transactions contemplated by this agreement, other than for an act of fraud or other wilful misconduct by that person; and

(b)           the Representatives referred to in paragraph (a) are entitled to the benefit of this clause 12 and their respective party holds such benefit on trust for each of them and is entitled to enforce this clause 12 on behalf of each of them.

13           Operation of this Agreement

(a)           Each of Tianqi HK and Leader undertakes with each other and Rockwood UK to exercise all its votes, powers and rights in relation to Windfield so as to ensure that Windfield performs all its obligations under this agreement that are due to be performed at or before Completion.

(b)           Each of Tianqi HK and Rockwood UK undertakes with each other and Leader to exercise all its votes, powers and rights in relation to Windfield so as to ensure that Windfield performs all its obligations under this agreement that are due to be performed after Completion.

(c)           The obligations of a party in this clause 13 include an obligation to exercise its powers both as a shareholder in Windfield and (where applicable and to the extent permitted by law) through any director of Windfield appointed by it and (to the extent permitted by law to ensure that any director appointed by it obtains that matter or thing).

14           General PPSA Provisions

To the extent that a PPSA Security Interest (as defined in the PPSA) is created under this agreement, the following applies:

(a)           the grantor of that PPSA Security Interest consents to the secured party perfecting such PPSA Security Interest by registration under the PPSA and agrees to do anything, (promptly and at its own cost) that is reasonably requested by the secured party to enable the secured party to do so;

(b)           each party contracts out of each provision of the PPSA, as permitted by section 115 of the PPSA, to the extent that:

(i)            exercise by a party of any right, power or remedy will be taken not to be under a provision mentioned in section 115 of the PPSA to the extent that such right, power or remedy is a right, power or remedy under:

(A)          this agreement;

(B)          any document or agreement that is ancillary to this agreement; or

(C)          any other law or statute,

unless that party so elects; and

(ii)           any obligation of a party to give notice, or any restriction on the exercise by a party of a right, power or remedy, will not apply;

(c)           each party waives its rights to receive each notice which, under section 157(3) of the PPSA, it is permitted to waive; and

(d)           each party waives its rights to receive anything from the other parties under section 275 of the PPSA and agrees to not make any request of the other parties under that section.

15           GST

(a)           If GST is payable, or notionally payable, on a supply made under or in connection with this agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.

(b)           Where any indemnity, reimbursement or similar payment under this agreement is based on any cost, expense or other liability, it will be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

(c)           If an adjustment event occurs in relation to a supply made under or in connection with this agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties.

(d)           This clause will not merge upon completion and will continue to apply after the expiration or termination of this agreement.

(e)           Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST law (as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth)) will have the same meaning in this clause.

16           Confidentiality

16.1        Confidentiality

Subject to clause 16.3, each party must keep:

(a)           the terms of this agreement;

(b)           any information that relates to or contains references to Leader that has been obtained by the parties or their Representatives (whether in connection with the transactions contemplated by this agreement, in connection with their ownership of interests in the Windfield Group or otherwise); and

(c)           all information of the kind mentioned in section 275(1) of the PPSA,

confidential.

16.2        Rockwood UK’s investigation

Subject to clause 16.3, any confidential information obtained by Rockwood UK in connection with the Windfield Group or the Sale Securities (including any information that relates to or contains references to Leader) must be kept confidential:

(a)           until the Completion Date; and

(b)           after the Completion Date, if Completion does not occur,

except that any information that relates to or contains references to Leader must remain confidential after the Completion Date.

16.3        Exceptions

A party may make any disclosures in relation to this agreement as it thinks necessary to:

(a)           its professional advisers, insurers, bankers, financial advisers and financiers, if those persons undertake to keep information disclosed confidential;

(b)           comply with any applicable law or requirement of any Government Agency;

(c)           any of its Representatives to whom it is necessary to disclose the information if that Representative undertakes to keep the information confidential;

(d)           the Foreign Investment Review Board (in connection with clause 2.1(a)) or to the German Federal Cartel Office (Bundeskartellamt) or its successor body (in connection with clause 2.1(b)), provided that the provisions of clause 2.1(a) or clause 2.1(b) are complied with; or

(e)           without limiting paragraph (b) and subject to clause 16.4(b), the Australian Taxation Office in response to questions in writing, provided each party has consented to the disclosure (such consent not to be unreasonably withheld).

16.4        Announcements

(a)           Except as required by any applicable law or the rules of any financial market regulator or securities exchange, all press releases and other public announcements relating in any way to this agreement must be in terms agreed by the parties.

(b)           If a party proposes to disclose information containing any references to Leader (other than the mere fact that Leader is selling its shares under this agreement and the terms of such sale) pursuant to clause 16.3(b), 16.3(d), 16.3(e) or 16.4(a) to comply with any applicable law or requirement of any Government Agency or the rules of any financial market regulator or securities exchange, the parties agree that, to the extent permissible by law and reasonably practicable, Leader will be permitted to review and approve the content of such information prior to the disclosure provided that, in all instances of disclosure of information containing references to Leader, and to the extent permitted by law, the parties will provide Leader with an advance draft of any such proposed disclosure and will consider in good faith any reasonable comments provided by Leader in relation to such proposed disclosure.

17           Notices

Any notice, demand, consent or other communication (a Notice) given or made under this agreement:

(a)           must be in writing in English and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the full name and position or title of the sender or person duly authorised by the sender);

(b)           must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand, fax or email to the address, fax number or email address below or the address, fax number or email address last notified by the intended recipient to the sender:

(i)	to Rockwood UK:	Address: 65 Denbigh Road, Bletchley, Milton Keynes, United Kingdom, MK1 1PB Fax No: +1 609 514 8722 Email: triordan@rocksp.com Attention: Thomas J. Riordan;

(ii)	to Tianqi HK:

Address: Room B, 14th Floor, Wah Hen Commercial Centre, 383 Hennessy Road, Wanchai, Hong Kong, China

Fax No: +86 28 8518 3501

Email: vivianwu@tianqilithium.com

Attention: Vivian Wu

with a copy to Allens:

Address: 126 Phillip Street, Sydney NSW 2000, Australia

Fax No: +61 2 9230 5333

Email: Guy.Alexander@allens.com.au

Attention: Guy Alexander; and

(iii)	to Leader:

Address: 25th Floor, New Poly Plaza, No. 1 Chaoyangmen Beidajie, Dongcheng, Beijing 100010, China

Fax No: +86 10 6408 6710

Email: wanghui@china-inv.cn, hongkai@china-inv.cn and suizh@china-inv.cn

Attention: Hui (Parker) Wang, Kai Hong and Zihang Sui; and

(iv)	Windfield	Address: Level 4, 37 St Georges Terrace, Perth WA 6000, Australia Fax No: +61 8 9202 1144 Email: lorry.mignacca@talisonlithium.com Attention: Lorry Mignacca; and

(c)           will be conclusively taken to be duly given or made:

(i)            in the case of delivery in person, when delivered;

(ii)           in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country);

(iii)          in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax number or name of recipient and indicating that the transmission has been made without error; and

(iv)          in the case of email, the earlier of:

(A)          the time that the sender receives an automated message from the intended recipient’s information system confirming delivery of the email; and

(B)          the time that the intended recipient, or an employee or officer of the intended recipient acknowledges receipt,

but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place specified by the intended recipient as its postal address under paragraph (b), it will be conclusively taken to have been duly given or made at the start of business on the next business day in that place.

18           General

18.1        Amendment

This agreement may be amended only by another agreement executed by the parties.

18.2        Assignment

No party can assign, charge, encumber or otherwise deal with any rights and obligations under this agreement, or attempt or purport to do so, without the prior consent of the other parties.

18.3        Costs and duty

Subject to clause 2.4(d), each party must bear its own costs arising out of the negotiation, preparation and execution of this agreement. All duty (including stamp duty and any fines, penalties and interest) that may be payable on the acquisition by Rockwood UK of the Tianqi Sale Shares and the Leader Shares must be borne by Rockwood UK.  For the avoidance of doubt, any stamp duty payable in respect of, or arising from, the acquisition by Tianqi Listco UK of 51% of the issued share capital of Windfield must be borne by Tianqi Listco UK.

18.4       Counterparts

This agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

18.5        Entire agreement

This agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with it.

18.6        Further assurances

At the reasonable request of another party, a party must do anything necessary (including executing agreements and documents) to give full effect to this agreement and the transactions contemplated by it.

18.7        Governing law and jurisdiction

This agreement and, to the extent permitted by law, all related matters including non-contractual matters, and any PPSA Security Interest created under this agreement are governed by the laws of Western Australia. Each party irrevocably submits to the non-exclusive jurisdiction of the courts with jurisdiction in Western Australia, and waives any right to object to the venue on any ground.

18.8        No merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

18.9        No waiver

A failure to exercise or a delay in exercising any right, power or remedy under this agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

18.10     Process agent

Each of Rockwood UK, Tianqi HK and Leader:

(a)           irrevocably appoints the following entity as its agent to accept service of process and other documents in any action or proceedings described in clause 18.7 in Australia and any State or Territory of Australia with respect to it:

(i)            Rockwood UK: Clifford Chance of Level 7, 190 Georges Terrace, Perth WA 6000, Australia (Attention: Office Managing Partner);

(ii)           Tianqi HK: Allens Corporate Services Pty Ltd of Level 37, QV.1, 250 St Georges Terrace, Perth WA 6000, Australia; and

(iii)          Leader: Dabserv Corporate Services Pty Limited of Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000, Australia;

(b)           must ensure that at all times in Australia, the relevant agent or a replacement acceptable to the other parties remains present and authorised to accept service of process and other documents on its behalf and, if there is a replacement, it must immediately notify the other parties and provide it with satisfactory evidence of the replacement’s acceptance of its appointment; and

(c)           agrees that service of any process or documents on the agent (or any replacement) will be sufficient service on it.

18.11     Severability of provisions

Any provision of this agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

Schedule 1 — Mutual Warranties

1.            Power and Authority

(a)           It is duly incorporated and validly exists under the law of its place of incorporation.

(b)           Its execution and delivery of this agreement has been properly authorised by all necessary corporate action.

(c)           It has full corporate power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement and each transaction contemplated by this agreement to be performed by it.

(d)           This agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms by appropriate legal remedy.

(e)           Its execution, delivery and performance of this agreement and each transaction contemplated by this agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(i)            any provision of its constituent documents;

(ii)           any material term or provision of any security arrangement, undertaking, agreement or deed binding on it; or

(iii)          any writ, order or injunction, judgement, or law to which it is a party or is subject or by which it is bound.

2.            Solvency

(a)           It is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

(b)           It is not in liquidation and no proceedings have been brought or threatened for the purpose of its winding up.

(c)           To the best of its knowledge and belief, there are no facts, matters or circumstances which give any person the right to apply to liquidate it or wind it up.

(d)           No administrator has been appointed to it.

(e)           It has not entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

(f)            It is not (or is not taken to be under applicable legislation) unable to pay its debts, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debts.

Schedule 2 — Title Warranties

1.                                     By Tianqi HK

(a)           It has full corporate power and authority to own the Tianqi Sale Shares.

(b)           The Tianqi Sale Shares have been validly allotted and are fully paid and no moneys are owing in respect of them.

(c)           It is the legal and beneficial owner of the Tianqi Sale Shares and, as at Completion, the Tianqi Sale Shares will be free from all Security Interests and there will be no agreement to give or create any Security Interest over them (other than to Rockwood UK).

2.                                     By Leader

(a)           It has full corporate power and authority to own the Leader Shares.

(b)           The Leader Shares have been validly allotted and are fully paid and no moneys are owing in respect of them.

(c)           It is the legal and beneficial owner of the Leader Shares and, as at Completion, the Leader Shares will be free from all Security Interests and there will be no agreement to give or create any Security Interest over them.

Schedule 3 — Business Warranties

1.            Windfield Group Entities

(a)           The Tianqi Shares and the Leader Shares comprise all of the shares in the capital of Windfield and Windfield has no securities convertible into shares on issue.

(b)           Each Windfield Group Entity is duly incorporated and validly exists under the law of its place of incorporation.

(c)           Each Windfield Group Entity has full corporate power and authority to own its assets and business and to carry on its business as now conducted.

(d)           No Windfield Group Entity is insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

(e)           No material Windfield Group Entity is in liquidation and no proceedings have been brought or threatened for the purpose of its winding up.

(f)            To the best of its knowledge and belief, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up any material Windfield Group Entity.

(g)           No administrator has been appointed to a Windfield Group Entity.

(h)           No Windfield Group Entity has entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

(i)            No Windfield Group Entity is (or is taken to be under applicable legislation) unable to pay its debts, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debt.

(j)            The affairs of each Windfield Group Entity has been conducted in accordance with its constituent documents.

(k)           The Windfield Group Entities comprise solely:

(i)    Windfield Finco Pty Ltd (ACN 162 435 252);

(ii)           Talison;

(iii)          Talison Minerals Pty Ltd (ACN 125 581 473);

(iv)          Talison Services Pty Ltd (ACN 125 608 684);

(v)           Talison Lithium Australia Pty Ltd (ACN 139 401 308);

(vi)          Talison Lithium (MCP) Pty Ltd (ACN 151 770 857);

(vii)         Talison Lithium (Canada) Inc, incorporated in British Columbia, Canada; and

(viii)        Inversiones SLI Chile Limitada, incorporated in Chile.

2.                                     Accounts

(a)           The Talison Accounts:

(b)           were prepared in accordance with the requirements of the Accounting Standards applied on a consistent basis; and

(c)           show a true and fair view of:

(i)             the financial position, the assets and liabilities of Talison and its subsidiaries as at the Accounts Date; and

(ii)           the income, expenses and results of the operations of the Talison and its subsidiaries for the financial period ended on the Accounts Date.

(d)                                 The Windfield Accounts:

(i)    were prepared in accordance with the requirements of the PRC Accounting Standards applied on a consistent basis; and

(ii)           show a true and fair view of the financial position, the assets and liabilities of Windfield and its subsidiaries as at the Accounts Date.

(e)           Since the Accounts Date:

(i)    each Windfield Group Entity has carried on its business in the ordinary and usual course; and

(ii)           except for disposals in the ordinary course of business and at not less than market value, the property of each Windfield Group Entity has been and remains in the possession of or under the control of the relevant Windfield Group Entity.

3.            Agreements

No failure by a Windfield Group Entity to comply with a material obligation under an agreement to which it is a party has had a Material Adverse Effect on the Windfield Group or, to the best of Seller’s knowledge and belief, is likely to have a Material Adverse Effect on the Windfield Group.

4.            Litigation

(a)           It is not aware of any material litigation, prosecution, mediation, arbitration or other proceeding between a Windfield Group Entity and any other person.

(b)           To the best of its knowledge and belief, neither it nor any Windfield Group Entity has received any written notice or claim threatening the commencement of any material litigation, prosecution, mediation, arbitration or other proceeding in respect of any Windfield Group Entity.

5.            Approvals

(a)           Each Windfield Group Entity has all of the material permits, licences, consents and other authorisations required to conduct its business (the Approvals).

(b)           No failure by a Windfield Group Entity to comply with the conditions under the Approvals has had a Material Adverse Effect on the Windfield Group taken as a whole.

6.                                     Mining Tenements

(a)           Each of the Mining Tenements is held by a Windfield Group Entity and is in full force and effect.

(b)           The Mining Tenements are valid and in good standing and all the material conditions of the Mining Tenements (as varied from time to time) have been complied with.

(c)           Neither it nor any Windfield Group Entity, has received notice of, nor is it aware of any facts or circumstances which would likely give rise to the receipt of a notice of cancellation, forfeiture or suspension of any Mining Tenement or the imposition of any new conditions under any Mining Tenement.

(d)           All material statutory rents, royalties and other charges now due have been paid in respect of the Mining Tenements.

7.            Environment

(a)           No Windfield Group Entity has received written notice of any civil, criminal or administrative action, regulatory notice or other proceeding or suit under any Environmental Law applicable to the Business, which is or may have a Material Adverse Effect on the Windfield Group taken as a whole.

(b)           To the best of its knowledge and belief, there has not occurred in connection with and Windfield Group Entity any act, omission, event or circumstance likely to give rise in the future to any material civil, criminal or administrative action, order, review, investigation, proceeding or suit, under any Environmental Law applicable to the Business, other than reviews or investigations in the nature of routine or periodic exercises which relate to events of a non-material nature.

8.            Compliance with laws

(a)           To the best of its knowledge and belief, each Windfield Group Entity has carried on its business in all material respects in accordance with applicable laws and has not received any written notice advising it that it has not, in any material respect, complied with any law.

(b)           To the best of its knowledge and belief, no Windfield Group Entity or any of their officers or agents have directly or indirectly taken any action that would violate, or cause Rockwood UK to violate, the United States Foreign Corrupt Practices Act of 1977 (FCPA), if applicable, or any other anti-corruption or anti-bribery law or regulations applicable to them (collectively with the FCPA, the Anti-corruption Laws) and there has been no investigation or request for information from a Windfield Group Entity by any Government Agency in relation to Anti-corruption Laws.

(c)           To the best of its knowledge and belief, no Windfield Group Entity or any of their officers or agents have directly taken any action that would make the Windfield Group or any of their Representatives subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (OFAC) and there has been no investigation or request for information from a Windfield Group Entity by OFAC.

9.            Tax Warranties

(a)           Each Windfield Group Entity has:

(i)            complied with all obligations under laws relating to Taxes;

(ii)           maintained sufficient and accurate records and all other information required to assess tax payable and to support all Tax returns and information which has been or may be filed, lodged, or submitted to any Taxation Authority or is required to be kept under laws relating to taxes; and

(iii)          complied with all obligations to register for the purposes of laws relating to Taxes.

(b)           Windfield formed a Consolidated Group with effect from 18 February 2013.  Each wholly-owned Australian resident subsidiary of Windfield is a member of the Consolidated Group.

(c)           Each Windfield Group Entity that is required under the applicable Tax laws of a relevant jurisdiction in which it operates to be registered for goods and services tax is so registered.

(d)           Each Windfield Group Entity has been a member of a GST group with effect from 1 April 2013 up to and including Completion.

10.          Information

(a)           To the best of its knowledge and belief, the Disclosure Material has been provided in good faith.

(b)           It has not knowingly or recklessly having regard to the nature and scope of information requested by Rockwood Group Entities and their Representatives:

(i)            omitted to disclose information to Rockwood UK, the disclosure of which might reasonably be expected to have resulted in Rockwood UK not entering into this agreement, or entering into it on materially different terms;

(ii)           caused anything to be omitted from the Disclosure Material such as to make any part of that information materially false or misleading; or

(iii)          caused anything materially false or misleading to be included in the Disclosure Material.

(c)           To the best of its knowledge and belief, the NI 43-101 Technical Report dated 21 December 2012 prepared for Talison in respect of the Greenbushes Lithium Operations was diligently prepared by Qualified Persons (as defined in National Instrument 43-101 Standards of Disclosure for Mineral Projects) and, as at its date, was materially accurate and not misleading in any material respect.

Schedule 4 — Disclosure Material

Financials

1                                        The budget and business plan which has been in effect since the Accounts Date up to 31 December 2013 in the form provided to Rockwood UK’s Representatives.

2                                        The budget and business plan which has been in effect since 1 January 2014 in the form provided to Rockwood UK’s Representatives on 14 March 2014.

3                                        Audited balance sheet of Windfield as at 30 June 2013 and the notes thereto.

4                                        Audited condensed consolidated statements of comprehensive income, financial position, changes in equity and cashflows of Talison as at and for:

(a)                                 the three months ended 30 June 2013; and

(b)                                 the three months ended 31 March 2013.

5                                        Unaudited condensed consolidated statements of comprehensive income, financial position, changes in equity and cashflows of Talison as at and for:

(a)                                 the six months ended 31 December 2012; and

(b)                                 the three months ended 30 September 2012.

6                                        Talison Lithium Monthly Reports for:

(a)                                 October, September, August, July and June 2013; and

(b)                                 December and September 2012.

7                                        Greenbushes Lithium Operations Monthly Financial Reports for September 2013 (including attachments) and Period 12 2013.

8                                        Talison news release dated 14 February 2013 reporting second quarter fiscal year 2013 reports.

9                                        Talison Lithium Group Property, Plant and Equipment, Rehabilitation Accretion and Exploration Expenditure breakdown spreadsheet.

Tax

10                                 Tax Sharing Agreement between Windfield and each of its Australian subsidiaries.

11                                 Tax Funding Agreement between Windfield and each of its Australian subsidiaries.

12                                 KPMG presentation on Talison ATO Audit Status dated November 2013.

13                                 Audit Management Plan for Talison Minerals Pty Ltd audit for the period 1 July 2007 to 30 June 2010, Talison Lithium Ltd audit for the period 1 July 2010 to 30 June 2011.

14                                 Letter dated 26 April 2013 from KPMG to Office of State Revenue re Talison Acquisition Statement Bundle ID 2815940.

15                                 Statement of Acquisition of an interest in a listed corporation or listed unit trust scheme signed by Luke Smith and dated 26 April 2013.

16                                 Letter dated 5 July 2013 from Richard Hosking, Office of State Revenue to KPMG re Duties Requisition.

17                                 Letter dated 7 August 2013 from KPMG to Office of State Revenue re Windfield - acquisition of Talison Bundle ID 2815940.

18                                 Letter dated 26 August 2013 from KPMG to Office of State Revenue re Windfield - acquisition of Talison Bundle ID 2815940.

19                                 EY report on Valuation of Talison for Landholder Duty Purposes dated 22 August 2013.

Documents from SEDAR

20                                 Talison Annual Information Form for the year ended 30 June 2012.

21                                 Unaudited Financial Report for Talison for the half year ended 31 December 2012.

22                                 Management’s Discussion and Analysis of the financial condition and results of operations of Talison as at and for the interim period ended 31 December 2012.

23                                 Greenbushes Lithium Operations NI 43-101 Technical Report dated 21 December 2012.

24                                 Scheme Booklet dated 7 January 2013 relating to the acquisition of Talison by Windfield.

Arrangements with Global Advanced Metals

25                                 Subject to Claim Caveat No 419438 — 419441 (inclusive) registered under the Mining Act 1978 (WA).

26                                 Lithium Business Sale Agreement dated 13 November 2009 between Talison Minerals Pty Ltd, Talison Greenbushes Pty Ltd and Talison Lithium Australia Pty Ltd.

27                                 GPL Secondary Sale Agreement dated 13 November 2009 between Talison Lithium Australia Pty Ltd and Talison Greenbushes Pty Ltd.

28                                 Licence Agreement dated 13 November 2009 between Talison Lithium Australia Pty Ltd and Talison Greenbushes Pty Ltd.

29                                 Reserved Mineral Rights Agreement dated 13 November 2009 between Talison Lithium Australia Pty Ltd and Talison Greenbushes Pty Ltd.

30                                 Shared Services Agreement dated 13 November 2009 between Talison Minerals Pty Ltd, Talison Wodgina Pty Ltd, Talison Marketing Pty Ltd, Talison Services Pty Ltd, Talison Greenbushes Pty Ltd and Talison Lithium Australia Pty Ltd.

31                                 2012-2015 TG Tantalum Concentrate Production Agreement dated 25 October 2012 between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

32                                 Greenbushes Sublease — Primary Plant dated 9 November 2011 between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

33                                 Greenbushes Sublease — Secondary Plant dated 9 November 2011 between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

34                                 Undated Greenbushes Laboratory Services Agreement between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

35                                 Water Rights Agreement dated 9 November 2012 between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

36                                 Greenbushes Site Services Agreement dated 6 December 2012 between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

37                                 Tailings Dams, Waste Dumps and Roads Agreement dated 21 March 2013 between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

38                                 Tantalum Circuit Installation and Processing Agreement dated 25 March 2013 between Talison Lithium Australia Pty Ltd, Global Advanced Metals Greenbushes Pty Ltd and Global Advanced Metals Wodgina Pty Ltd.

39                                 Undated Electricity Supply Agreement between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

40                                 Undated Deed of Amendment (Fine Ore Stockpile System) Licence Agreement (Greenbushes Crusher) between Talison Lithium Australia Pty Ltd and Global Advanced Metals Greenbushes Pty Ltd.

41                                 Side Deed in relation to the Greenbushes lithium operations dated 21 December 2010 between Talison, Talison Minerals Pty Ltd, Talison Services Pty Ltd, Talison Lithium Australia Pty Ltd, Global Advanced Metals Greenbushes Pty Ltd, Global Advanced Metals Marketing Pty Ltd, Global Advanced Metals Pty Ltd, Global Advanced Metals Wodgina Pty Ltd and Commonwealth Bank of Australia.

42                                 Deed of acknowledgment and termination of the Shared Services Agreement dated 8 May 2013 between Talison Minerals Pty Ltd, Talison Lithium Australia Pty Ltd, Talison Services Pty Ltd, Global Advanced Metals Greenbushes Pty Ltd, Global Advanced Metals Wodgina Pty Ltd and GAMTRAX Pty Ltd.

Arrangements with Bunbury Port

43                                 Lease and Licence dated 6 May 1998 between Bunbury Port Authority and Gwalia Consolidated Ltd.

44                                 Assignment Deed dated 15 January 2009 between Gwalia Consolidated Ltd, Talison Greenbushes Pty Ltd and Bunbury Port Authority.

45                                 Deed of Assignment of Lease dated 17 June 2010 between Talison Greenbushes Pty Ltd, Talison Lithium Australia Pty Ltd and Bunbury Port Authority.

Haulage Agreements with Giacci Bros

46                                 Spodumene Haulage Contract signed on 5 February 2009 between Talison Greenbushes Pty Ltd and Giacci Bros Pty Ltd.

47                                 Novation Deed — Spodumene Haulage Contract effective 22 January 2010 between Talison Greenbushes Pty Ltd, Talison Lithium Australia Pty Ltd and Giacci Bros Pty Ltd.

48                                 Spodumene Haulage Contract — Deed of Variation effective 1 August 2010 between Talison Lithium Australia Pty Ltd and Giacci Bros Pty Ltd.

49                                 Deed of Variation dated 1 July 2013 between Talison Lithium Australia Pty Ltd and Giacci Bros Pty Ltd.

Redacted Sales and Distribution Agreements

50                                 Sale and Distribution Agreement (attaching Deed of Amendment) [redacted].

51                                 Sales Contract (attaching Addendum to Contract) [redacted].

52                                 Sales Contract (attaching Deed of Variation) [redacted].

Environmental and Other Regulatory Compliance

53                                 Talison Authority & Compliance Register 2013/2014 — Greenbushes Operations dated 21 November 2013.

54                                 Email dated 21 November 2013 from Matthew Ireland of Allens to Robyn Glindemann of Clifford Change titled ‘Re: Additional Due Diligence’ (including responses to Rockwood environmental due diligence requests and attaching document 53).

55                                 Talison Lithium Australia Pty Ltd and Global Advanced Metals Pty Ltd Greenbushes Operations 2012/2013 Annual Environmental Report.

56                                 Letter dated 5 November 2013 from Brenton Scambler, Coordinator Statutory Planning, City of Kwinana re Development Application 7877.

57                                 Letter dated 22 April 2013 from Patrick Buchan, Director, Defence Export Control Office, Department of Defence re outcome of export control assessment.

58                                 Letter dated 5 November 2013 from Ben Playle, Director, Sanctions and Transnational Crime Section, Department of Foreign Affairs and Trade re OSAS Application 793.

Other

59                                 Email dated 21 November 2013 from Matthew Ireland of Allens to Robyn Glindemann of Clifford Chance titled ‘re 838 - Legal DD - Outstanding information’ (including responses to Rockwood legal due diligence requests and attaching documents 25 and 56).

60                                 Email dated 23 November 2013 from Peter Oliver, non-executive director of Talison, to Atish Basu of Lazard confirming that Talison will not proceed with a contemplated sale to a business based in Iran.

61                                 Tianqi’s undertakings to the Foreign Investment Review Board dated 22 November 2012.

62                                 Windfield Convertible Notes Deed Poll dated 22 March 2013.

63                                 Windfield Insurance Renewal Summary 30 April 2013 to 2014 prepared by CKA Risk Solutions.

Executed

Signed for RT Lithium Limited by its authorised representative in the presence of:
/s/ STEFFEN HABER
Authorised Representative Signature

/s/ MARCUS BRUNE	Dr. Steffen Haber
Witness Signature	Print Name

Dr. Marcus Brune	Director
Print Name	Position

Executed by Tianqi Group HK Co., Limited in the presence of:

/s/ YU SONG	/s/ WU WEI
Witness Signature	Director Signature

Yu Song	Wu Wei
Print Name	Print Name

Signed for Leader Investment Corporation by its authorised representative:
/s/ KEPING LI
Authorised Representative Signature

Keping Li
Print Name

Executive Director and President
Position

Executed in accordance with section 127 of the Corporations Act 2001 by Windfield Holdings Pty Ltd:

/s/ PETER OLIVER	/s/ ROBERT VAN ERP
Director Signature	Director/Secretary Signature

Peter Oliver	Robert Van Erp
Print Name	Print Name